Exhibit 10.14

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into on March 9, 2020, by and between Riccardo Perfetti (“Executive”) and Applied Therapeutics Inc., a Delaware corporation (the “Company”).  For purposes of this Amendment, Executive and the Company may collectively be referred to as “the Parties.”

WHEREAS,  Executive and the Company are parties to an Employment Agreement dated as of August 28, 2019 (the “Agreement”) setting forth the terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Parties desire to amend the Agreement to provide (i) that a termination of employment due to death or disability shall constitute a Qualifying Termination (as defined in the Agreement) and (ii) for accelerated vesting of Executive’s outstanding equity awards in the event of a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan).

NOW THEREFORE, in consideration of the mutual covenants and promises made in this Amendment, Executive and the Company hereby agree as follows:

1.	The following sentence shall be added to the end of Section 5 of the Agreement:

“Notwithstanding anything in this Agreement, any equity plan of the Company or any award agreement to the contrary, in the event of a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan), the Company shall accelerate the vesting of any then-unvested shares of the Company’s Common Stock subject to your outstanding equity awards such that one hundred percent (100%) of such shares shall be deemed immediately vested (and exercisable, as applicable) as of the date of such Change in Control.”

2.	The first sentence of Section 9 of the Agreement shall be deleted and replaced in its entirety with the below:

“If the Company terminates your employment without Cause (including as a result of your death or disability) or you resign for Good Reason (either a termination referred to as a “Qualifying Termination”), and provided such Qualifying Termination constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service” and the date of such Separation from Service, the “Separation from Service Date”), then subject to Sections 11  (“Conditions to Receipt of Severance Benefits”) and 12  (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), in addition to your Accrued Obligations, the Company will provide you (or  your estate, as applicable) with the following severance benefits (the “Severance Benefits”):”

3.	The first sentence of Section 9(a) of the agreement shall be deleted and replaced in its entirety with the below:

“The Company will pay you (or your estate, as applicable), as cash severance, twelve (12) months of your base salary in effect as of your Separation from Service Date, less standard payroll deductions and tax withholdings (the “Severance”).”

4.	The first sentence of Section 9(b) of the Agreement shall be deleted and replaced in its entirety with the below:

“The Company will pay you (or your estate, as applicable) a lump sum cash amount equivalent to your target Annual Bonus for the year in which the Separation from Service Date occurs (the “Bonus Severance Payment”).”

5.	The first sentence of Section 10 of the Agreement shall be deleted and replaced in its entirety with the below:

“If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, you will receive only your Accrued Obligations.”

6.	Section 11 of the Agreement shall be deleted and replaced in its entirety with the below:

“Conditions to Receipt of Severance Benefits. Prior to and as a condition to your (or your estate’s, as applicable) receipt of the Severance Benefits described above, you (or your estate, as applicable) shall execute and deliver to the Company an executive release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service Date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).”

7.	Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

8.

This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

[Signature Page Follows]

APPLIED THERAPEUTICS INC.

By:	/s/ Shoshana Shendelman
Name	Shoshana Shendelman
Title:	Chief Executive Officer

EXECUTIVE

/s/ Riccardo Perfetti
Riccardo Perfetti

[Signature Page to Amendment to Employment Agreement]

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